EXHIBIT 99.1

                      OLYMPIC CASCADE FINANCIAL CORPORATION

News Release                                    Contacts:  Robert H. Daskal
                                                Acting Chief Financial Officer
                                                312-751-8833

                                                Beverly Jedynak
                                                Martin E. Janis & Co.
                                                312-943-1100

                      OLYMPIC CASCADE FINANCIAL CORPORATION
                ADVISED OF UNSOLICITED OFFER FOR EQUITY FINANCING
                   AND CHANGE OF CONTROL OF BOARD OF DIRECTORS

      Chicago, Illinois, August 20, 2004 -- Olympic Cascade Financial Corporation (AMEX: OLY) (the "Company") announced today that it has been advised by L3D3 L.L.C. of Delray Beach, Florida ("L3D3") of its intention to make an unsolicited offer to acquire $5.625 million of a newly created class of voting preferred stock of the Company. The offer apparently expires at 5:00 p.m. (EDT) on Monday, August 23, 2004.

      L3D3's offer is conditioned, among other things, by the resignation of the board of directors and officers of each of the Company and its wholly owned subsidiary, National Securities Corporation. The Company has no knowledge of the principals of L3D3, nor it does it have any certainty that L3D3 has the financial ability to close the proposed transaction.

      The Company will appoint a special committee of independent directors to evaluate the offer and to make recommendations to the Company's Board of Directors concerning the appropriate response in the circumstances.

      The Company cautions its stockholders, and others considering trading in the Company's securities, as follows: the Company has just received L3D3's unsolicited proposal; the process of considering the proposal is only in its beginning stages; no decisions whatsoever have been made by the Company in respect to the Company's response, if any, to the proposal; and the Company will proceed in a timely and orderly manner to consider the proposal and its implications.

      Olympic Cascade Financial Corporation is a holding company for National Securities Corporation. National, based in Seattle, Washington, conducts a full service national brokerage and investment banking business.

      The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. This press release may contain certain statements of a forward-looking nature relating to future events or future business performance. Any such statements that refer to the Company's estimated or anticipated future results or other non-historical facts are forward-looking and reflect the Company's current perspective of existing trends and information. These statements involve risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, among others, risks and uncertainties detailed in the Company's Securities and Exchange Commission filings, including the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The forward-looking statements speak only as of the date of this release. The Company undertakes no obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise.